Exhibit 99.1

Minutes of Meeting of Board of Directors
National Integrity Life Insurance Company
May 19, 1986

A meeting of the Board of Directors of National Integrity Life Insurance Company was held at 787 Seventh Avenue, New York, New York, on Monday, May 19, 1986, at 10 a.m.

Present:  Directors Blumen, Cash, Cimino, Clagett, Grodnick, Katz, Kurtz, Maisano, Stenson, Vanderhoof, and Winterfield.  Absent:  Directors Block and Wilde.

The following Officers of the Corporation were in attendance:  Vice President Smith, Assistant Vice President Meineke, Assistant Treasurer Olsavsky, Assistant Secretary Miastkowski, and Secretary Keefe.

The following Officers of The Equitable Life Assurance Society of the United States were also in attendance:  Vice Presidents Hersh and Loss.

Tyler Smith, Vice President of Equitable Investment Management Corporation, was also in attendance.

Chairman of the Board Maisano presided as Chairman of the meeting.

On motion duly made and seconded, the following preamble and resolution were adopted:

WHEREAS, It is desired that National Integrity Life Insurance Company (the “Company”) have a funding vehicle for its variable annuity contract or contracts; and

WHEREAS, Section 4240 of the New York Insurance Law permits the establishment of one or more separate accounts to receive amounts paid under variable annuity contracts;

NOW, THEREFORE, BE IT

RESOLVED, That, pursuant to Section 4240 of the Insurance Law of the State of New York, a separate account designated “Separate Account NIA” (“Separate Account”) is hereby established and empowered to:

(a) Registration under the Securities Act of 1933 and the Investment Company Act of 1940
effect such registration with the Securities and Exchange Commission (the “SEC:) under the Securities Act of 1933 (the “1933 Act”) and the Investment Company Act of 1940 (the “1940 Act”) as may be necessary or appropriate to permit any contracts or other funding arrangements from time to time issued by the Company to provide for allocations of amounts to Separate Account, including the registration of units of interest in Separate Account under the 1933 Act and the registration of Separate Account as a unit investment trust under the 1940 Act;

(b) Filing Dual Registration Statement Under the Securities Act of 1933 and the Investment Company Act of 1940
to the extent required by the 1933 Act and the 1940 Act, prepare, execute and file with the SEC a Notification of Registration on Form N-8A and a Registration Statement or Statements on Form N-4 or on such other form or forms as may be appropriate, including prospectuses, financial statements, supplements, exhibits and other documents relating thereto, and any amendments to the foregoing;

(c) Application for Exemptions and No-Action Requests

prepare, execute and file from time to time with the SEC applications, and any amendments thereto, for exemptions from or orders under, and requests for no-action or interpretive letters with respect to, and any other relief from the 1933 Act, the 1940 Act, the Securities Exchange Act of 1934 (the “1934 Act”), the Trust Indenture Act of 1939 or the Investment Advisers Act of 1940, or any rules or regulations thereunder;

(d) Periodic Reporting under the 1940 Act and 1934 Act

prepare, execute and file with the SEC such reports and documents as may be required of Separate Account by the 1940 Act or by the 1934 Act;

(e) State Securities and Insurance Law Proceedings

prepare, execute and file all such registrations, filings, notifications and qualifications under blue sky or other applicable securities laws and regulations and under insurance securities laws and insurance laws and regulations or such states and other jurisdictions as may be necessary or appropriate, and in connection therewith, prepare, execute, acknowledge and file all such applications, applications for exemptions, certificates, affidavits, covenants, consents to service or process and other instruments and to take all such action as the Officers of the Company may deem necessary or appropriate;

(f) Agent for Service of Process

appoint the president of the Company as agent for service under any such registration statement, duly authorized to receive communications and notices from the SEC with respect thereto, and to exercise powers given such agent by the 1933 Act and any rules thereunder, and any other necessary acts;

(g) Custodial Arrangements

provide for custodial or depository arrangements for assets allocated to Separate Account as the Officers of the Company may deem necessary and appropriate;

(h) Fiscal Year

end the fiscal year for Separate Account on the thirty-first day of December in each year;

(i) Independent Public Accountants

select an independent public accountant to audit the books and records of Separate Account;

(j) Rules and Regulations

delegate the authority to the Chief Executive Officer or the President of the Company to adopt Rules and Regulations for Certain Operations of Separate Account, in such form as the officer executing the same may deem necessary or appropriate;

(k) Changes in Separate Account Operations

operate Separate Account or any of its divisions or subdivisions in any form permitted by applicable law;

(l) Investment Management Services

provide for investment management services as the Officers of the Company may deem necessary and appropriate;

(m) Sales of Contracts

provide for the sale of contracts or of the funding arrangements issued by the Company as the Officers of the Company may deem necessary and appropriate, to the extent such contracts or arrangements provide for allocation of amounts to Separate Account

(n) Investment of Assets in Registered Investment Companies

invest and reinvest the assets of Separate Account in securities issued by one or more investment companies registered under the 1940 Act as the Company’s Board of Directors may designate;

(o) Divisions of the Separate Account

divided Separate Account into divisions and subdivisions with each division or subdivision investing in shares of designated classes or designated investment companies or other appropriate securities;

(p) Unit Value

provide for units to represent interests in Separate Account and to value such units in a manner deemed necessary and appropriate by the Officers of the Company; and

(q) General Authority

perform such additional functions and take such additional action as may be necessary or desirable to carry out the foregoing and the intent and purpose thereof.

On motion duly made and seconded, the following resolutions were adopted:

RESOLVED, That the Officers of the Company be, and each of them hereby is, authorized, with the assistance of accountants, legal counsel and other consultants, to effect such registrations, filings and qualifications under blue sky or other applicable securities laws and regulations and under insurance securities laws and insurance laws and regulations of states and other jurisdictions as they may deem necessary or appropriate, with respect to the Company and with respect to any units of interest in Separate Account NIA relating to variable annuity contracts; such authorization to include registration, filing and qualification of the Company and of said units, as well as registration, filing and qualification of officers, employees and agents of the Company as brokers, dealers, agents, salespersons or otherwise; and such authorization also to include, in connection therewith, authority to prepare, execute, acknowledge and file all such applications, applications for exemptions, certificates, affidavits, covenants, consents to service of process and other instruments and to take all such actins as the Officers of the Company may deem necessary or appropriate;

FURTHER RESOLVED, That this Board of Directors hereby adopts the form of any resolution required to be adopted by state, or other jurisdiction, blue sky or other applicable securities laws and regulations and by insurance securities laws and insurance laws and regulations in connection with an application for qualification or registration, or renewal of qualification or registration, of the Company and with respect to any units of interest in Separate Account NIA relating to variable annuity contracts, or any consent to service of process or other requisite paper or documents required to be filed in connection therewith, if (i) in the opinion of the Officers of the Company the adoption of such resolution is necessary or advisable, and (ii) the Secretary or Assistant Secretary of the Company evidences such adoption by inserting in the minutes a copy of such resolution, which will thereupon be deemed to be adopted by this Board of Directors, with the same force and effect as if specifically adopted at this or any subsequent meeting.

On motion duly made and seconded, the following resolutions were adopted:

RESOLVED, That the investment policy of Separate Account NIA shall be to invest and reinvest the assets of Separate Account NIA in securities issued by such investment company or companies registered under the 1940 Act as the Officers of the Company may designate or in any class of investments which may be authorized in the variable annuity contracts or other funding arrangements which provide for allocations of amounts to Separate Account NIA;

FURTHER RESOLVED, That Separate Account NIA be divided initially into six divisions designated as follows:  (i) the Common Stock Division, (ii) the Money market Division, (iii) the Aggressive Stock Division, (iv) the Balanced Division, (v) the High Yield Division, and (vi) the Global Division; and

FURTHER RESOLVED, That the Investment Committee be, and it hereby is, authorized in its discretion as it may deem appropriate from time to time in accordance with applicable laws and regulations (a) to divide Separate Account NIA into one or more additional divisions or subdivisions, (b) to modify or eliminate any such divisions or subdivisions, (c) to change the designation of Separate Account NIA to another designation, (d) to change the designation of any such divisions or subdivisions, and (e) to designate any further divisions or subdivisions thereof.

On motion duly made and seconded, the following resolutions were adopted:

RESOLVED, That the net asset unit value of Separate Account NIA shall be computed at the close of business on each weekday, excluding business holidays and days on which changes in the value of securities held by Separate Account NIA will not materially affect such unit value; and

FURTHER RESOLVED, That, to the extent that Separate Account NIA operates as a unit investment trust, such computation shall be based on the net asset value of the shares of such registered investment company or companies as the Officers of the Company may designate as investments for Separate Account NIA at the net asset values provided by such investment companies.

On motion duly made and seconded, the following resolution were adopted:

RESOLVED, That the Officers of the Company be, and each of them hereby is, authorized to invest cash in Separate Account NIA or in any division thereof as may be deemed necessary or appropriate to facilitate the commencement of Separate Account NIA’s operations or to meet any minimum capital requirements under the 1940 Act and to transfer cash or securities from time to time between the Company’s general account and said Separate Account as deemed necessary or appropriate so long as such transfers are not prohibited by law and are consistent with the terms of the variable annuity contracts or other funding arrangements issued by the Company providing for allocations to a separate account.

On motion duly made and seconded, the following resolution were adopted:

RESOLVED, That Deloitte Haskins & Sells are hereby selected as the independent auditors to audit the books and records of Separate Account NIA, for the year 1986.

On motion duly made and seconded, the following resolution were adopted:

RESOLVED, That the income, gains, and losses (whether or not realized) from assets allocated to Separate Account NIA shall, in accordance with the applicable agreements issued by the Company providing for allocations to Separate Account NIA, be credited to or charged against such Separate

Account and each division or subdivision thereof without regard to the other income, gains or losses of the Company.

Sidney J. Smith, Vice President of National Integrity, with the aid of slides, gave a brief presentation on the markets and products to be sold by National Integrity and Integrity Life.

Meeting adjourned.

UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS OF
NATIONAL INTEGRITY LIFE INSURANCE COMPANY

December 16, 1994

The undersigned, being all the members of the Board of Directors (the “Board”) of NATIONAL INTEGRITY LIFE INSURANCE COMPANY, a New York corporation (“National Integrity”), in accordance with Section 708 of the Business Corporation Law of the State of New York, hereby consent to the adoption of the following resolutions as if such resolutions had been adopted at a duly convened meeting of the Board:

VARIABLE ANNUITY SEPARATE ACCOUNT NAME CHANGES

WHEREAS, the officers of National Integrity Life Insurance Company (“National Integrity”) have determined that National Integrity’s existing variable annuity separate accounts should be renamed to reflect the chronological order in which such separate accounts were established, and that the variable life separate account and fixed guarantee period option separate account should be renamed to more accurately reflect the nature of such accounts.

NOW, THEREFORE, BE IT:

RESOLVED, that National Integrity’s Separate Account NIA, established May 19, 1986, shall be named Separate Account I, but may also be known as Separate Account NIA.

RESOLVED FURTHER, that National Integrity’s Separate Account SFN, established May 21, 1992 and at one time named Separate Account NSF, shall be named Separate Account II, but may also be known as Separate Account SFN.

RESOLVED FURTHER, that National Integrity’s Separate Account NI, established February 26, 1986, shall be named Separate Account VUL, but may also be known as Separate Account NI.

RESOLVED FURTHER, that National Integrity’s Separate Account NMV, established May 21, 1992, shall be named Separate Account GPO, but may also be known as Separate Account NMV.

IN WITNESS WHEREOF, this Consent may be signed in one or more counterparts and shall be effective as of the day and year first above written.

/s/ John Franco	/s/ Martin H. Ruby
John Franco	Martin H. Ruby

/s/ Frank V. Sica	/s/ James S. Cole
Frank V. Sica	James S. Cole

/s/ Kenneth F. Clifford	/s/ David R. Ramsay
Kenneth F. Clifford	David R. Ramsay

/s/ Jonathan W. Gutstein	/s/ Peter R. Vogelsang
Jonathan W. Gutstein	Peter R. Vogelsang

/s/ Irwin T. Vanderhoof	/s/ Dudley J. Godfrey, Jr.
Irwin T. Vanderhoof	Dudley J. Godfrey, Jr.

/s/ Donald R. Henderson, Jr.	/s/ William G. Primps
Donald R. Henderson, Jr.	William G. Primps

/s/ Edward D. Powers	/s/ Emad A. Zikry
Edward D. Powers	Emad A. Zikry